EXHIBIT 10.44

FORM OF

CORNING INCORPORATED

OFFICER SEVERANCE AGREEMENT

AMENDMENT

Whereas Corning Incorporated (the “Company”) and              (the “Executive”) entered into that certain Officer Severance Agreement dated February 1, 2004 (the “Agreement”); and

Whereas the Company and the Executive want to amend the Agreement to take into account federal tax law changes under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Now Therefore, the Company and Executive hereby agree to the following amendments, which shall be effective as of January 1, 2005:

1.	Section 2(i) of the Agreement is amended by adding the following provision to the end of the last sentence of such Section: “, which specified time period shall not extend beyond the last day of February of the calendar year following the calendar year in which the Termination Date occurs”.

2.	Section 2(i) of the Agreement is further amended by adding the following provision to the end thereof:

If the Executive fails to execute the Notice of Termination within the time period specified in the preceding sentence, the Executive shall forfeit all rights under this Agreement.

3.	Section 3(a)(v) is amended by deleting the last sentence of such Section.

4.

Section 3(a)(viii) of the Agreement is amended by adding the following provision to the second sentence after the first occurrence of “Termination Date”: “or, if earlier, by March 15th of the calendar year following the calendar year in which the Termination Date occurs”.

5.

Section 3(b) of the Agreement is amended by adding the following provision to the end of the sentence in such Section: “, but in no event later than March 15th of the calendar year following the calendar year in which the Termination Date occurs”.

IN WITNESS WHEREOF, the parties have executed this Amendment on             .

CORNING INCORPORATED

By:	John P. MacMahon	Employee Name
Senior Vice President,
Global Compensation and Benefits

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